UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 29, 2007
OCULUS INNOVATIVE SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification Number)

1129 N. McDowell Blvd.
Petaluma, California	94954

(Address of principal executive offices)	(Zip Code)
(707) 782-0792
(Registrant’s telephone number,
including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into Definitive Material Agreement.
     On March 29, 2007, Oculus Innovative Sciences, Inc. (the “Company”) entered into that certain Amendment No. 1 to Non-Negotiable Secured Promissory Note (the “Amendment”) with Mr. Robert Burlingame, one of the Company’s directors, which amends that certain Non-Negotiable Secured Promissory Note dated as November 7, 2006 (the “Note”). Pursuant to the Amendment, the Company will make monthly interest payments on the $4,000,000 principal of the original promissory note and will deposit $2,000,000 into a segregated interest-bearing account. The Company also agreed to deposit an additional $2,000,000 into this account if its cash and cash equivalents drop below $10,000,000 (including the amounts in this account). The Company may withdraw accrued interest from this account at any time, but has agreed not to withdraw principal amounts from this account without the prior consent of Mr. Burlingame. The Company has agreed that if it receives unrestricted funds from the issuance of debt, or equity funding, in excess of $500,000 prior to November 7, 2007, it will pay such amounts to Mr. Burlingame to reduce the amounts owing under the Note.
     The Company also entered into Amendment No. 1 to Supplement to Loan and Security Agreement with its senior secured lender, Venture Lending & Leasing IV, Inc. (“VLL”), dated March 29, 2007 (the “LSA Amendment”), pursuant to which VLL has consented and agreed to the modification of Mr. Burlingame’s Note. VLL and the Company also agreed that the security interest in the Company’s intellectual property would be removed and VLL’s security interest in the Company’s assets would not include the Company’s intellectual property unless and until the Company’s cash and cash equivalents fall below 600% of the Company’s average expenses. The LSA Amendment amended the Supplement to Loan and Security Agreement entered into with VLL on June 14, 2006.
     There are no material relationships between the Company and its affiliates, on the one hand, and VLL, on the other.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Dated: March 30, 2007

OCULUS INNOVATIVE SCIENCES, INC.
By:	/s/ Hojabr Alimi
Hojabr Alimi
President and Chief Executive Officer